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                                                                    EXHIBIT 99.1

(COREMARK LOGO)

Contact:   Andrea Calise
           Kekst and Company
           (212) 521-4845

                                                           FOR IMMEDIATE RELEASE


                      CORE-MARK EVALUATES STRATEGIC OPTIONS

  - WILL COMMENCE FORMAL SALE PROCESS AS WELL AS REORGANIZATION ALTERNATIVES -


SAN FRANCISCO, CA, OCTOBER 1, 2003 - Core-Mark International, Inc., a leading wholesale distributor to the convenience retail industry in North America, today announced that it is advancing on its evaluation of strategic options including the sale of its business as well as reorganization and other business alternatives.

This next step follows a successful stabilization of Core-Mark operations and the solid performance of its convenience distribution business. Core-Mark operates as a separate business and legal entity from its parent company, Fleming Companies, Inc. During the third quarter, Core-Mark's overall fill rate has exceeded 98%, and it has continued to sustain positive cash flow since Fleming and Core-Mark filed for protection under Chapter 11 of the bankruptcy code on April 1, 2003.

"Given the success of our stabilization efforts, our ability to sustain positive cash flow and the long-term potential of the business, we are well positioned to initiate this process. Our objectives are to assure continued superior customer service well into the future and to successfully extend our business model into new markets while maximizing recovery for our creditors," said J. Michael Walsh, Chief Executive Officer and President.

Starting today, Core-Mark will simultaneously accept bids from parties interested in purchasing the business and also explore reorganization alternatives. Preliminary non-binding indications of interest from first-round participants for the acquisition of the business are due by November 3, 2003. The Blackstone Group will be managing the sales process, including communicating with all interested parties. It is currently anticipated that final bids will be due in December, 2003. At the end of the bidding process, Core-Mark will consider the bids and the reorganization alternatives and finalize its strategy for emerging from Chapter 11.

All inquiries regarding the sale process should be directed to Stefan Feuerabendt of The Blackstone Group at (212) 583-5866.


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ABOUT CORE-MARK

Core-Mark International is a leading distributor of consumer packaged goods and store supplies to the convenience retail industry. Core-Mark provides distribution and logistics services as well as value-added programs to over 21,000 customer locations across 39 states and five Canadian provinces. Core-Mark services a variety of store formats including traditional convenience retailers, mass merchandisers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. Independently headquartered in San Francisco, California, Core-Mark is currently a subsidiary of Fleming Companies, Inc.

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